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                                                        Exhibit 99



FOR IMMEDIATE RELEASE
Further Information
Contact:  Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203/853-4321

              SALE/LEASEBACK OF ITS NORWALK, CONNECTICUT FACILITY
              CONTRIBUTES TO SECOND QUARTER RESULTS FOR TRANS-LUX


NORWALK, CT, August 16, 2004 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and operator of cinemas, today reported financial results for the second quarter ended June 30, 2004. Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy made the announcement.

Revenues for the quarter totaled $13.1 million, down slightly from $13.5 million during the same period in 2003. As previously announced, the Company sold the stock of its Australian subsidiary during the second quarter of 2004 and reclassified the results of that company as a discontinued operation. Income from continuing operations for the second quarter was $727,000 ($0.58 per basic share, $0.28 per diluted share), up from $300,000 ($0.24 per basic share, $0.18 per diluted share) reported the prior year. This increase was attributable primarily to the gain realized on the sale/leaseback of the Company's Norwalk, Connecticut facility, which was announced on June 3, 2004. Trans-Lux entered into the sale/leaseback with a third-party investor for $8.1 million, of which $5.5 million was paid in cash and the balance of $2.6 million is payable, with interest, four years from closing. Trans-Lux leased back the property for four years, after which a three-year lease for part of the building will take effect. The Company recorded a gain of approximately $2.5 million ($1.5 million, net of tax) on the sale for the three months ended June 30, 2004 and deferred $2.2 million of the gain, for a total gain of $4.7 million. The deferred portion represents the present value of the lease payments over the term of the leaseback period, and will be recognized over the next seven years. In conjunction with the sale, the Company prepaid $4.9 million of its long-term debt with its senior lenders. Quarterly income from discontinued operations was $112,000, down from $268,000 last year. Cash flow, as defined by EBITDA, was $4.5 million for the three-month period, compared to $4.2 million for the comparable period last year.

For the six months ended June 30, 2004, income from continuing operations rose to $750,000 ($0.60 per basic share, $0.40 per diluted share), from $343,000 ($0.27 per basic and diluted share) during the same period last year, again, primarily due to the gain on the sale/leaseback of the Company's Norwalk, Connecticut facility during the second quarter. Trans-Lux reported revenues of $25.4 million for the first six months of 2004, compared with $28.7 million for the first half of 2003. The decrease is primarily a result of the sale of the Company's Custom Sports business in March 2003, after which there were no further revenues from that business, and the continued decreases in the Indoor Display division revenues, mainly resulting from the consolidation of the Company's customers in the financial services markets. Income from discontinued operation for the six month period was $127,000, down from $492,000 last year. EBITDA was $7.9 million for the six-month period, compared to $8.7 million last year.

"We are satisfied with the financial results this quarter despite continuing difficulties in the financial services market," said Executive Vice President and Co-Chief Executive Officer Thomas Brandt. "We believe that the leaseback of our Norwalk facility, the sale of our Australian subsidiary and the strength of our core business areas, such as Entertainment/ Real Estate, gaming displays and catalog scoreboard segments, leave the Company poised for development opportunities and continued innovation."

The Entertainment/Real Estate division continued to perform solidly in the second quarter. Revenues were up slightly for the quarter, and gross profits increased for the six-month period. High grossing films for the second quarter included Spider-Man 2, Shrek 2 and Harry Potter and the Prisoner of Azkaban. The Company is also in the process of expanding its Skyline Theatre in Dillon, Colorado, which will increase its screen total from six to eight.

The Company has posted a significant decrease in revenue in the financial sector of the Indoor Display division year-to-date. However, Trans-Lux secured a number of orders in this sector, including several for DataWall(R) and VisionWriter displays for retail banking and brokerage offices, and an additional display system for the Chicago Mercantile Exchange.

Mr. Mulcahy noted, "Since the financial services industry accounts for a majority of the indoor display rental contracts, we remain confident that Trans-Lux will be ready to serve as the premier provider of electronic information displays to its financial services customers when the sector recovers."

Both the Indoor Display and Outdoor Display divisions benefited from a contract from the University of Connecticut's School of Business for its Financial Accelerator, a new four-story facility in downtown Hartford, which is scheduled to open this month. Display applications include RainbowWall(R) full-color RGB video displays and curved CaptiVue(TM) outdoor tickers that conform to the contour of the building, as well as a variety of indoor trading displays, including LED Jets(R), PictureWalls(TM) and DataWalls. These display systems will be used for messaging, stock quotes, trading issues and video presentations. Trans-Lux also received orders for displays for other business school and university classroom applications during the quarter.

Other orders in the government and private sector included a major food retailer for a regional rollout program of in-store promotional displays, consisting of custom-packaged LED and LCD displays. The Company also sold a variety of LED GraphixWall(R) full matrix displays into the call center market through an industry partner.

The Outdoor Display division built on the momentum that it had generated at the start of 2004 with a strong second quarter, supported by the University of Connecticut contract and the strength of the Catalog Scoreboard business, which is ahead of last year and meeting the Company's projections.

In the gaming sector, Trans-Lux won a large order from the Wynn Las Vegas Hotel & Casino for a complete race & sports book display system. The Wynn Casino is the newest hotel and casino in Las Vegas, scheduled to open in April 2005. The Company was also awarded contracts for a race & sports book display system for Our Lucaya Beach & Golf Resort at Freeport, Grand Bahama, and for additional sports displays at the Palms Casino in Las Vegas.

Trans-Lux is a worldwide, full-service provider of integrated multimedia systems for today's communications environments. The essential elements of these systems are real-time, programmable electronic information displays we manufacture, distribute and service. Designed to meet the evolving communications needs of both the indoor and outdoor markets, these displays are used primarily in applications for the financial, banking, gaming, corporate, transportation, entertainment and sports industries. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States.

(Results of Operations Table attached)

                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.


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
                                            TRANS-LUX CORPORATION

                                            RESULTS OF OPERATIONS
                                                 (Unaudited)
                                                       THREE MONTHS ENDED              SIX MONTHS ENDED
                                                            JUNE 30                        JUNE 30
                                                       ------------------              ---------------------

 (In thousands, except per share data)                     2004      2003                 2004      2003 (2)
                                                       ------------------              ---------------------
Revenues                                                $13,112   $13,531              $25,441      $28,724

Net income:
   Income from continuing operations                        727       300                  750          343
   Income from discontinued operation (1)                   112       268                  127          492
                                                       ------------------              ---------------------
Net income                                                  839       568                  877          835

Calculation of EBITDA - add:
   Interest expense, net                                    922       993                1,837        1,966
   Provision for income taxes                               515       412                  534          658
   Depreciation and amortization                          2,401     2,047                4,845        4,962
   Effect of discontinued operation (1)                    (195)      216                 (170)         295
                                                       ------------------              ---------------------
EBITDA (3)                                              $ 4,482   $ 4,236              $ 7,923      $ 8,716

Earnings per share - continuing operations:
   Basic                                                  $0.58     $0.24                $0.60        $0.27
   Diluted                                                $0.28     $0.18                $0.40        $0.27

Earnings per share - discontinued operation:
   Basic                                                  $0.09     $0.21                $0.10        $0.39
   Diluted                                                $0.03     $0.08                $0.03        $0.14

Total earnings per share:
   Basic                                                  $0.67     $0.45                $0.70        $0.66
   Diluted                                                $0.31     $0.26                $0.43        $0.42

Average common shares outstanding:
   Basic                                                  1,261     1,261                1,261        1,261
   Diluted                                                4,022     3,418                3,725        3,418

(1) Discontinued operation represents the Australian subsidiary, which was sold in April 2004.

(2) During the first quarter of 2003, the Company sold its Custom Sports business and is therefore posting lower revenues since there were no further sales from Custom Sports after the first quarter of 2003.

(3) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.
EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.